Exhibit 10.11

$5,630,000
City of Chaska, Minnesota
Variable Rate Demand Purchase Revenue Bonds
(Lifecore Biomedical, Inc. Project),
Series 2004

TAX EXEMPTION AGREEMENT

Dated as of August 1, 2004

By and Between

CITY OF CHASKA, MINNESOTA

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

and

LIFECORE BIOMEDICAL, INC.

This instrument drafted by:

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, MN 55401-1498

TAX EXEMPTION AGREEMENT

     The undersigned are, respectively, duly qualified and acting officers of the City of Chaska, Minnesota (the “Issuer”), Lifecore Biomedical, Inc. (the “Borrower”), and Wells Fargo Bank, National Association, as trustee ( the “Trustee”). The City Administrator of the Issuer is charged, with others, with the responsibility for delivering the $5,630,000 City of Chaska, Minnesota Variable Rate Demand Purchase Revenue Bonds (Lifecore Biomedical, Inc. Project), Series 2004 (the “Bonds”) on August 19, 2004 (the “Closing Date”). The Bonds were authorized pursuant to the Issuer’s resolution adopted July 19, 2004. The Bonds are being issued pursuant to an Indenture of Trust dated as of August 1, 2004 (the “Indenture”) between the Issuer and the Trustee. The Bonds were sold pursuant to a Bond Purchase Agreement (the “Purchase Agreement”) dated August 19, 2004, by and between the Issuer, the Borrower, and Northland Securities, Inc. (the “Underwriter”). Pursuant to Section 1.150(f)(1)(i) of the Regulations, the Bonds are deemed to have been sold on the Closing Date. Certain terms are defined in Article VII hereof. Terms used herein and not defined herein shall have the meanings given to them in the Indenture.

     One purpose of executing this Agreement is to set forth various facts regarding the Bonds and to establish the expectations of the Issuer, the Borrower, and the Trustee as to future events regarding the Bonds and the use of Bond proceeds. To the extent such facts do not relate directly to the Issuer or the Trustee, the Issuer and the Trustee are relying upon the certifications of the Borrower and other parties, which is deemed by the undersigned to be reasonable and prudent. The certifications and representations made herein and the expectations presented herein are intended, and may be relied upon, as a certification of an officer of the Issuer given in good faith as described in Section 1.148-2(b)(2) of the Regulations.

     The certifications, covenants and agreements contained herein are made on behalf of the Issuer, the Borrower, and the Trustee for the benefit of the owners from time to time of the Bonds. We do hereby certify, covenant and agree on behalf of the Issuer, the Borrower, and the Trustee, respectively, the following:

ARTICLE I

DESCRIPTION OF THE PURPOSE OF THE BONDS

     Section 1.1 Purpose of the Bonds. The Bonds are being issued to provide refinancing for an existing manufacturing facility of the Borrower located in the City (the “Project”), through the refunding in full of the outstanding Industrial Development Revenue Bonds (Lifecore Biomedical, Inc. Project), Series 1990, issued by the Issuer in the original aggregate principal amount of $7,000,000 (the Refunded Bonds”). A breakdown of sources and uses of funds appears in Section 2.1 hereof.

     The proceeds from the sale of the Bonds will be loaned by the Issuer to the Borrower pursuant to a Loan Agreement dated as of August 1, 2004 (the “Loan Agreement”) between the Issuer and the Borrower. The proceeds of the Bonds will be deposited with the Trustee into the Project Fund and applied to the refunding of the Refunded Bonds, provided, however, that any proceeds representing accrued interest on the Bonds shall be deposited in the Bond Fund.

     In connection with the issuance of the Bonds, M&I Marshall Ilsley Bank (the “Bank”) has issued its Irrevocable Letter of Credit (the “Letter of Credit”) pursuant to a Reimbursement Agreement dated as of August 1, 2004 (the “Reimbursement Agreement”) between the Bank and the Borrower to support payment of the principal of and interest on the Bonds and to pay the purchase price of Bonds tendered for purchase (sometimes referred to as “Tendered Bonds”), in accordance with the Indenture.

     Section 1.2 Redemption in Whole of Refunded Bonds. The Borrower has caused the Refunded Bonds to be called for redemption in whole on September 1, 2004 (the “Call Date”), in accordance with the provisions of the Prior Indenture. The Call Date will be less than 90 days from the date of issuance of the Bonds. The original principal amount of the Series 2004 Bonds is in an amount not greater than the current outstanding principal amount of the Refunded Bonds. The principal amount of the Series 2004 Bonds is not larger than the amount necessary to cause the Refunded Bonds to be redeemed in whole, in accordance with the provisions of the Prior Indenture and in accordance with the provisions hereof. The entire gross proceeds of the Series 2004 Bonds ($5,630,000) are to be expended solely for the payment and discharge on the Call Date of the outstanding principal amount of the Refunded Bonds. The weighted average maturity of the Series 2004 Bonds does not exceed the remaining weighted average maturity of the Refunded Bonds.

     Section 1.3 Reimbursement. Except for certain preliminary expenditures evidenced by the files and records of the Borrower (the “Preliminary Expenditures”), none of the proceeds of the Refunded Bonds were used and none of the proceeds of the Bonds will be used to reimburse the Borrower for an expenditure paid prior to the date which is 60 days prior to the date on which the Issuer adopted a reimbursement resolution with respect to the Project. Any such reimbursement that is allocated to proceeds of the Bonds is referred to herein as a “Reimbursement Allocation.” With respect to the Preliminary Expenditures, the Borrower represents and covenants as follows:

     (a) All Preliminary Expenditures relate to architectural, engineering, surveying, soil testing, bond issuance and similar costs that were incurred prior to commencement of construction, or acquisition of the Project and do not include any costs related to land acquisition, site preparation and similar costs incident to commencement of construction.

     (b) All Preliminary Expenditures represent (i) costs of a type that would be properly chargeable to a capital account under the Code (or would be so chargeable with a proper election) under federal income tax principles if the Borrower were treated as a corporation subject to Federal income taxation or (ii) a cost of issuing the Bonds.

     (c) Funds corresponding to Gross Proceeds used to reimburse a Preliminary Expenditure will not be used within one year after making any Reimbursement Allocation in a manner that results in the creation of Replacement Proceeds of the Bonds or any other issue. The preceding sentence does not apply to amounts deposited in a bona fide Bond Fund.

     (d) No Reimbursement Allocation will employ any action that (A)(i) enables the Borrower to exploit the difference between tax-exempt and taxable interest rates to obtain a material financial advantage and (ii) overburdens the tax-exempt bond market to avoid arbitrage restrictions or (B) avoids the restrictions under Sections 142 through 147 of the Code.

     Section 1.4 Working Capital. (a) All of the proceeds of the Bonds, plus investment earnings, will be used, directly or indirectly, to pay principal or interest on the Bonds or to refinance costs of a type that were and are properly chargeable to a capital account (or would be so chargeable with a proper election) under general federal income tax principles in effect at the time the cost was paid, other than the following:

     (i) an amount not to exceed five percent of the Sale Proceeds of the Bonds for working capital expenditures directly related to capital expenditures financed by the Refunded Bonds;

     (ii) payments of interest on the Bonds for a period commencing on the date of issuance of the Bonds and ending on the later of the date three years after such date or one year after the date on which the Project is placed in service;

     (iii) costs of issuing the Bonds and qualified administrative costs of investments within the meaning of Sections 1.148-5(e)(2)(i), 1.148-5(e)(2)(ii) or 1.148-5(e)(3) of the Regulations;

     (iv) payments of rebate or yield reduction payments made to the United States under the Regulations;

     (v) principal of or interest on an issue paid from unexpected excess sale or investment proceeds; and

     (vi) principal of or interest on an issue paid from investment earnings on a reserve or replacement fund that are deposited in a bona fide debt service fund.

     (b) No Gross Proceeds may be spent for non-capital purposes pursuant to this Section if the expenditure merely substitutes Gross Proceeds for other amounts that would have been used to make such expenditures in a manner that gives rise to Replacement Proceeds.

     Section 1.5 Consequences of Contrary Expenditure. The Borrower acknowledges that if Gross Proceeds of the Bonds are spent for non-capital purposes other than as permitted by Section 1.4 hereof, a like amount of then-available funds of the Borrower will be treated as unspent Gross Proceeds, which, among other things, may be subject to the yield restrictions described in Section 5.2 hereof and rebate described in Article III hereof.

     Section 1.6 Abusive Transactions. Neither the Issuer, the Borrower nor any member of the same Controlled Group of either of the foregoing has employed a device or entered into any arrangements or understandings in connection with the issuance of the Bonds, or the acquisition or construction of the Project, or in connection with any transaction or series of transactions related to the issuance of the Bonds, or the acquisition or construction of the Project, to obtain a material financial advantage based on arbitrage. Neither the Issuer, the Borrower nor any member of the same Controlled Group of either of the foregoing will realize any material financial advantage based on arbitrage in connection with the issuance of the Bonds or in connection with any transaction or series of transactions related to the issuance of the Bonds or the acquisition or construction of the Project. In particular, neither the Issuer, the Borrower nor any member of the same Controlled Group as either of the foregoing has or will receive a rebate or credit resulting from any payments having been made in connection with the issuance of the Bonds or the acquisition or construction of the Project.

     Section 1.7 Hedges; Bonds Not Hedge Bonds. The Bonds will not be hedge bonds as defined in Section 149(g) of the Code since the Issuer and the Borrower reasonably expect that at least 85% of the spendable proceeds of the Bonds will be used to carry out the governmental purposes of the issue within a three year period beginning on the Delivery Date and not more than 50% of the proceeds of the Bonds are or will be invested on investments (other than Tax Exempt Obligations) having a yield that is substantially guaranteed for four years or more.

ARTICLE II

USE OF PROCEEDS; DESCRIPTION OF FUNDS

     Section 2.1 Use of Proceeds; Funds Established.

     (a) The Sources and Uses of Funds anticipated in connection with the issuance of the Bonds are, as follows:

Sources of Funds
Proceeds of Bonds		$5,630,000
Existing Reserves and other Fund Balances held by Prior Trustee		1,105,350

Total		$6,735,350
Uses of Funds
Redemption Price for Refunded Bonds
Outstanding Principal	$6,105,000
Premium	119,200
Accrued Interest	312,881
Total		$6,537,081
Letter of Credit Fees		90,210
Issuance Expenses (including underwriting commissions, legal fees, trustee fees, printing expenses, etc.)		108,059

Total		$6,735,350

     (b) The Bonds have been sold by the Underwriter pursuant to the Purchase Agreement. In accordance with the Purchase Agreement, the Bonds are being issued on the Closing Date by delivery of the Bonds to the Underwriter for a purchase price calculated as follows:

Principal	$5,630,000
Plus: Accrued Interest	0
Less: Underwriter’s Discount	56,300

Total purchase price	$5,573,700

     The Indenture creates the following funds and accounts: the Project Fund, the Bond Fund and the Rebate Fund (sometimes collectively referred to herein as the “Funds”).

     (c) On the Closing Date the total purchase price of the Bonds, as shown in (a) above ($5,573,700) will be deposited in the Project Fund.

     (d) All income derived from the investment of moneys on deposit in any of the Funds created under the Indenture shall be credited to such Fund. The Borrower anticipates that there will be no investment earnings with respect to the Project Fund because forthwith upon the issuance of the Bonds and the deposit of the proceeds thereof into the Project Fund all moneys in the Project Fund will be transferred to the Prior Trustee for application to the redemption in whole of the Refunded Bonds, in accordance with the provisions of the Prior Indenture.

     (e) Costs of issuance incurred in connection with the issuance of the Bonds (other than costs of issuance in an amount not to exceed 2.00% of the proceeds of the Bonds) will be paid by the Borrower from sources other than proceeds of the Bonds or moneys held by the Prior Trustee under the provisions of the Prior Indenture for payment of the Refunded Bonds.

     (f) Payments received by the Trustee from draws on the Letter of Credit to pay the principal of and premium, if any, and interest on the Bonds will be deposited in the Bond Fund created under the Indenture. Moneys on deposit in the Bond Fund will be used to pay interest and principal on the Bonds.

     (g) Interest on the Bonds and principal due at maturity will be paid from the Bond Fund established under the Indenture. The redemption price of the Bonds will also be paid from the Bond Fund.

     (h) Moneys received from draws under the Letter of Credit to pay the Purchase Price of Tendered Bonds shall be deposited into the Bond Fund on the date that payment of the Purchase Price is due and moneys received from the sale, remarketing or placement of Tendered Bonds shall be paid to the Bank to reimburse amounts drawn under the Letter of Credit to pay the Purchase Price of the Bonds.

     Section 2.2 Purpose of the Bond Fund. The Bond Fund will be used primarily to achieve a proper matching of revenues and earnings with principal and interest in each bond year. It is expected that the Bond Fund will be depleted at least once a year, except for a reasonable carry over amount not to exceed the greater of (i) one year’s earnings, in the aggregate, on the investment of moneys in the Bond Fund for the immediately preceding bond year or (ii) in the aggregate, one-twelfth (1/12th) of the principal and interest payments on the Bonds for the immediately preceding bond year.

     Section 2.3 Purpose of the Project Fund. At closing, proceeds of the Bonds in the amount of $5,573,700 will be credited to the Project Fund. Moneys deposited in the Project Fund are to be transferred forthwith upon such deposit to the Prior Trustee for application to the redemption in whole of the Refunded Bonds on the Call Date.

     Section 2.4 No Replacement, Sinking or Pledged Funds.

     (a) Except as otherwise provided in Sections 2.1 and 2.2 hereof, after the issuance of the Bonds on this date, neither the Issuer, the Borrower, nor any member of the same Controlled Group of which the Issuer or the Borrower is a member has on hand any property, including cash and securities, that has a sufficiently direct nexus to the purposes financed with the Bonds to support the conclusion that the amounts derived from such property would have been used for such purposes if the Bonds had not been issued.

     (b) Except as otherwise provided in Sections 2.1 and 2.2 hereof, neither the Issuer, the Borrower, nor any member of the same Controlled Group of which the Issuer or the Borrower is a member has established or expects to establish any funds or accounts in which any Replacement Proceeds will be deposited.

     (c) Except as otherwise provided in Sections 2.1 and 2.2 hereof, no property has been or is expected to be pledged or otherwise restricted (no matter where held or the source thereof) to provide reasonable assurance, in the event the Issuer, the Borrower, or any member of the same Controlled Group of which the Issuer or the Borrower is a member encounters financial difficulty, of its availability to be used, directly or indirectly, for the payment of amounts due or to become due on the Bonds or the Loan Agreement. No compensating balance, negative pledge or similar arrangement exists with respect to, in any way, the Bonds, or the Loan Agreement.

     (d) No portion of the Bonds is being issued solely for the purpose of investing the proceeds thereof at a yield higher than the Yield on the Bonds.

     (e) The term of the Bonds is not longer than is reasonably necessary for the governmental purposes of the Bonds. The weighted average maturity of the Bonds as determined by the Underwriter is 9.181 years. The proceeds of the Bonds will be applied to pay the costs of refunding the Refunded Bonds, as shown on Exhibit A hereto. The reasonably expected remaining economic life of the portions of the Project financed with proceeds of the Refunded Bonds is 26.75 years. The weighted average maturity of the Bonds does not exceed 120% of the average reasonably expected economic life of the property refinanced with the proceeds of the Bonds.

     Section 2.5 No Grants. No proceeds of the Bonds are being used to make grants to any person.

     Section 2.6 Letter of Credit.

     (a) The Letter of Credit is essential in marketing the Bonds at the Variable Rate, including the initial Variable Rate specified in the Indenture, (ii) the absence of the Letter of Credit would materially affect in an adverse manner the Variable Rates at which the Bonds have or will be sold (either initially or by remarketing), and (iii) the present value of the fees for the Letter of Credit paid to the Bank is less than the present value of the interest reasonably expected to be saved as a result of using the Letter of Credit to secure the Bonds, using as a discount rate the expected yield on the Bonds.

     (b) Neither the Issuer nor the Borrower, nor any member of the same Controlled Group as the Issuer or the Borrower is a Related Person as defined in Section 144(a)(3) of the Code to the Bank. Other than the fees paid to the Bank, neither the Bank, nor any person who is a Related Person to the Bank within the meaning of Section 144(a)(3) of the Code will use any Gross Proceeds.

ARTICLE III

REBATE FUND; ARBITRAGE REQUIREMENT

     Section 3.1 Rebate Fund. The Rebate Fund created in the Indenture shall be continuously held, invested, expended and accounted for in accordance with this Agreement; provided, however, that the Rebate Fund need not be maintained if the Issuer, the Trustee, and the Borrower shall have received an opinion of Bond Counsel acceptable to the Trustee to the effect that failure to maintain the Rebate Fund shall not cause the Bonds to become arbitrage bonds within the meaning of Section 148 of the Code or otherwise adversely affect the exclusion from gross income of interest on the Bonds for federal income tax purposes. Moneys in the Rebate Fund shall not constitute a part of the “trust estate” held for the benefit of the Bondholders, or, except as provided in Section 9.2 hereof, for the benefit of the Issuer, or the Borrower. Except as provided in the Regulations, moneys in the Rebate Fund (including earnings and deposits therein) shall be held in trust by the Trustee for future payment to the United States government as required by the Regulations and as contemplated under the provisions of this Agreement.

     Section 3.2 Issuer’s and Borrower’s Covenants; Records. The Issuer and the Borrower covenant and agree to take such actions and the Borrower covenants and agrees to make, or cause to be made, all calculations, transfers and payments that may be necessary to comply with the rebate requirements contained in Section 148(f) of the Code with respect to the Bonds. The Borrower will make, or cause to be made, rebate payments in accordance with law with respect to the Bonds. Bond Counsel has provided a letter attached hereto as Exhibit C concerning the principles set forth in certain Regulations regarding rebate. The Borrower agrees that the Computation Dates for the Bonds will be the day immediately preceding the anniversary date of the Dated Date each year beginning in the year 2005, and, if all of the Bonds are paid in full prior to such dates, the date of such payment.

     The Trustee and the Borrower agree to keep and retain or cause to be kept and retained, until the date six years after the final payment with respect to the Bonds, adequate records with respect to the investment of all Gross Proceeds and amounts in the Rebate Fund, if any. Such records shall include (i) purchase price; (ii) purchase date; (iii) type of investment; (iv) accrued interest paid; (v) interest rate (if applicable); (vi) principal amount; (vii) maturity date; (viii) interest payment date (if applicable); (ix) date of liquidation; (x) amounts received upon liquidation. If any investment becomes Gross Proceeds of the Bonds on a date other than the date such investment is purchased, the records required to be kept shall include the fair market value of such investment on the date it becomes Gross Proceeds. If any investment is retained after the date the last Bond is retired, the records required to be kept shall include the fair market value of such investment on the date the last Bond is retired. Amounts will be segregated wherever held in order to maintain these records.

     Section 3.3 Fair Market Value.

     (a) In General. Whenever the Borrower shall purchase or sell, or cause any party to purchase or sell, any Nonpurpose Investment, such purchase or sale shall be made only at the fair market value of such Nonpurpose Investment. Except as described below, the fair market value of a Nonpurpose Investment is the price determined by reference to an established securities market for the Investment, as of the date on which a contract to purchase or sell the Investment becomes binding, at which a willing buyer would purchase the investment from a willing seller in a bona fide, arm’s length transaction. The price shall not be adjusted to take into account “administrative costs” of the investment (within the meaning of Section 1.148-5(e)(1) of the Regulations) except as permitted by Section 1.148-5(e)(2) of the Regulations. The fair market value of a United States Treasury obligation purchased directly from the United States Treasury is its purchase price.

     (b) Guaranteed Investment Contracts. In the case of a Nonpurpose Investment that has specifically negotiated withdrawal or reinvestment provisions and a specifically negotiated interest rate, including an agreement to supply investments on two or more future dates, the fair market value is its purchase price if the following conditions are satisfied:

     (1) The Borrower or its agent makes a bona fide solicitation for the purchase of the Investment that satisfies all of the following requirements:

     (a) The bid specifications were in writing and were timely forwarded to potential providers.

     (b) The bid specifications included all material terms of the bid. A term is material if it may directly or indirectly affect the yield or the cost of the Investment.

     (c) The bid specifications included a statement notifying potential providers that submission of a bid is a representation that the potential provider did not consult with any other potential provider about its bid, that the bid was determined without regard to any other formal or informal agreement that the potential provider has with the Issuer or any other person (whether or not in connection with the Bonds), and that the bid is not being submitted solely as a courtesy to the Borrower or any other person for purposes of satisfying the requirements of paragraph (2) below.

     (d) The terms of the bid specifications are commercially reasonable. A term is commercially reasonable if there is a legitimate business purpose for the term other than to increase the purchase price or reduce the yield of the Investment.

     (e) The terms of the solicitation take into account the Borrower’s reasonably expected deposit and drawdown schedule for the amounts to be invested.

     (f) All potential providers had an equal opportunity to bid. For example, no potential provider was given the opportunity to review other bids (i.e., a last look) before providing a bid.

     (g) At least three reasonably competitive providers were solicited for bids. A reasonably competitive provider is a provider that has an established industry reputation as a competitive provider of the type of investments being purchased.

     (2) The bids received must meet all of the following requirements:

     (a) Bids are received from at least three providers that were solicited under a bona fide solicitation meeting the requirements of paragraph (1) above and that do not have a material financial interest in the Bonds. The Underwriter is deemed to have a material financial interest in the Bonds until 15 days after the date hereof. In addition, any entity acting as a financial advisor with respect to the purchase of the Investment at the time the bid specifications are forwarded to potential providers has a material financial interest in the Bonds. A provider that is a related party to a provider that has a material financial interest in the Bonds is deemed to have a material financial interest in the Bonds.

     (b) At least one of the three bids described in the preceding paragraph is from a reasonably competitive provider, within the meaning of paragraph (1)(g) above.

     (c) The agent soliciting the bids does not bid to provide the Investment.

     (3) The winning bid is the highest yielding bona fide bid (determined net of any broker’s fees).

     (4) The amount paid to the agent soliciting the bids does not exceed the amount authorized by the applicable Regulations.

     (c) Certificates of Deposit. In the case of a certificate of deposit that has a fixed interest rate, a fixed payment schedule and a substantial penalty for early withdrawal, the fair market value of the certificate is its purchase price if the yield on the certificate is not less than (i) the yield on reasonably comparable direct obligations of the United States, and (ii) the highest yield that is published or posted by the provider to be currently available from the provider on reasonably comparable certificates of deposit offered to the public.

     (d) Commingled Funds. Gross Proceeds of the Bonds may be invested in a Commingled Fund only if the Commingled Fund complies with the special accounting rules set forth at Section 1.148-6(e) of the Regulations. Generally, this requires that, not less frequently than as of the close of each fiscal period, all payments and receipts (including deemed payments and receipts) on investments held by a Commingled Fund must be allocated (but not necessarily distributed) among the different investors in the fund in accordance with a consistently applied, reasonable ratable allocation method. For this purpose, the term “investor” means each different source of funds invested in a Commingled Fund, and the term “fiscal period” means any consistent fiscal period that does not exceed 3 months.

ARTICLE IV

ADDITIONAL PAYMENTS

     In addition to the amounts provided in this Agreement, the Borrower hereby agrees to pay to the Trustee for deposit into the Rebate Fund for payment to the United States any amount which under the Regulations must be deposited in the Rebate Fund for payment to the United States with respect to the Bonds, but which is not available under the Indenture for transfer to the Rebate Fund for payment to the United States.

ARTICLE V

YIELD AND YIELD LIMITATIONS

     Section 5.1 Issue Price. The Underwriter has certified that at the time it agreed to market the Bonds, based upon its assessment of the then prevailing market conditions, it reasonably expected that all Bonds would be sold on the date hereof to the public (excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers) at par.

     Section 5.2 Yield Limits and Election.

     (a) All Gross Proceeds and all amounts in the Rebate Fund, to the extent not exempted in (b) below, shall be invested at market prices and at a yield (after taking into account any yield reduction payments to the extent permitted by and made pursuant to Section 1.148-5(c) of the Regulations) not in excess of the yield on the Bonds, plus, for amounts in the Project Fund only, 1/8 of 1%.

     (b) The following may be invested without yield restriction:

     (i) amounts invested in Tax-Exempt Obligations (to the extent permitted by the Indenture);

     (ii) amounts in the Rebate Fund;

     (iii) amounts deposited in the Bond Fund that have not been on deposit under the Indenture for more than 13 months, so long as such funds continue to qualify as bona fide debt service funds as described in Section 2.2 hereof;

     (iv) [Intentionally Omitted]

     (v) [Intentionally Omitted]

     (vi) all amounts for the first 30 days after they become Gross Proceeds;

     (vii) all amounts derived from the investment of proceeds for a period of one year from the date received; and

     (viii) an amount not to exceed $100,000 (a “Minor Portion”).

     Section 5.3 Fees of the Bank. Based on the certifications of the Underwriter and the Bank, which the Borrower and the Issuer have no reason to believe are untrue, and the representations contained in this Agreement the fees of the Bank for the Letter of Credit will be treated as interest on the Bonds for purposes of calculating Bond Yield. Neither the Borrower, the Issuer nor any member of the same Controlled Group of the Borrower or the Issuer is a related person to the Bank within the meaning of Section 144(a)(3) of the Code. Other than the fees paid to the Bank, neither the Bank, nor any person who is a Related Person to the Bank within the meaning of Section 144(a)(3) of the Code will use any proceeds received from the sale of the Bonds or investment earnings thereon.

     Section 5.4 Continuing Nature of Yield Limits. Subject to Section 9.5, once moneys are subject to the yield limits of Section 5.2, they remain yield restricted until they cease to be Gross Proceeds.

     Section 5.5 Debt Service on the Loan Agreement. Payments of debt service on the Loan Agreement, exactly equal debt service payments on the Bonds. No fees will be payable to the Issuer in connection with the issuance of the Bonds in an amount in excess of one-eighth of one per cent per annum. Expenses incurred by the Issuer in connection with the issuance of the Bonds will be reimbursed by the Borrower. The earnings and profits of any temporary investment of amounts held under the Indenture will accrue to the Borrower and not to the Issuer. It is not expected that payments will be made sooner than necessary under the Loan Agreement, provided that the Borrower may make early payments to effect the redemption of the Bonds.

     Section 5.6 Other Payments Relating to the Bonds. The Issuer will require the Borrower to reimburse it for a portion or all of its costs relating to the issuance of the Bonds.

     Except for (a) costs of issuance relating to the Bonds, (b) fees and expenses of the Trustee, as set forth in the Indenture, and (c) the fees of the Issuer as set forth above, no consideration, in cash or in kind, is being or will be paid by any person to any person in connection with or relating to issuing, carrying or redeeming the Bonds or issuing, carrying or repaying the amounts owing under the Loan Agreement.

     Section 5.7 Calculation of Bond Yield. The Bonds are a “variable yield issue”, as defined in Section 1.148-1(b) of the Regulations. Accordingly, Bond Yield will be computed separately for each computation period. As provided in Section 1.148-4(c) of the Regulations, the Bond Yield for each computation period will be the discount rate that, when used in computing the present value, as of the first day of the computation period, of all the payments of principal and interest and fees for qualified guarantees that are attributable to the computation period, produces an amount equal to the present value, using the same discount rate, of the aggregate issue price of the Bonds as of the first day of the computation period. Such payments will include principal and interest to be paid on the Bonds and fees paid to the Bank for the Letter of Credit, as a qualified guarantee. As required in Section 1.148-4(f) of the Regulations and based in part on the Underwriter’s Certificate, it is determined that, computed over the term of the Letter of Credit, the present value of the savings resulting from the Letter of Credit (i.e., the present value of the difference between the interest payable on the Bonds and the interest which would be payable on the Bonds if the Letter of Credit had not been obtained, utilizing a discount rate equal to the yield on the Bonds and taking into account the fees for the Letter of Credit) is greater than the present value of the aggregate fees paid to the Bank. Further, as evidenced by the Closing Certificate of the Bank, (i) the Letter of Credit unconditionally shifts the ultimate credit risk for the Bonds to the Bank (ii) the fees and charges to be paid to the Bank for the Letter of Credit do not exceed a reasonable charge for the transfer of credit risk and are comparable to fees and charges charged by other guarantors in comparable transactions; and (iii) the fees and charges to be paid to the Bank for the Letter of Credit do not include any direct or indirect payment for a cost, risk or other element that is not customarily borne by guarantors of tax-exempt obligations.

     In the event that the Bonds are converted to a Fixed Rate, on the Conversion Date, the Bonds will be treated (for purposes of computing the Bond Yield) as having been retired on that date and reissued as a “fixed yield issue.” Following the Conversion Date the Bond Yield on the Bonds will be calculated, as provided in Section 1.148-4(b) of the Treasury Regulations, as that discount rate which when used in computing the present value as of the Conversion Date of all unconditionally payable payments of principal, interest, and fees paid or reasonably expected to be paid for qualified guarantees on the Bonds, produces an amount which is equal to the present value, using the same discount rate, of the aggregate issue price thereof.

     Section 5.8 Yield Reduction Payments. The Bonds qualify for the special yield reduction rule of Section 1.148-5(c) of the Regulations prior to the Conversion Date because the Bonds are a variable yield issue. The Issuer may determine to make yield reduction payments to the United States under Section 1.148-5(c) of the Regulations with respect to Nonpurpose Investments held in the Project Fund, and such payments may be taken into account as a payment for that Nonpurpose Investment which reduces the yield thereon. Payments of Rebate under Section 3.2 hereof may be taken into account as yield reduction payments to the extent permitted by Section 1.148-5(c) of the Regulations.

ARTICLE VI

BORROWER PROJECT AND TAX COVENANTS

     Section 6.1 Use of Proceeds.

     (a) Substantially all (that is, not less than 95%) of the proceeds of the Refunded Bonds were used for the acquisition, construction, reconstruction or improvement of land or property of a character subject to the allowance for depreciation under the Internal Revenue Code.

     (b) Not less than 95% of the proceeds of the Refunded Bonds were used to provide a facility which is used in the manufacturing or production of tangible personal property (including the processing resulting in a change in the condition of the property). An office shall not be described in the preceding sentence unless (a) the office is located on the premises of the manufacturing facility, and (b) not more than a de minimis amount of the functions to be performed at such office is not directly related to the day-to-day operations at such facility. For purposes of the first sentence of this paragraph, the term “manufacturing facility” includes facilities which are directly related and ancillary to a manufacturing facility (determined without regard to this sentence) if (i) such facilities are located on the same site as the manufacturing facility, and (ii) not more than 25 percent of the net proceeds of the Bonds are used to provide such facilities.

     (c) The aggregate of (i) capital expenditures with respect to facilities in or attributable to the City which are or were used by the Borrower, or any other principal user of the Project Facilities or by any person related to the Borrower or such other principal user paid or incurred within a period of 36 months prior to the date of issuance of the Refunded Bonds, whether allocable or attributable to the Project Facilities or any other facility within or attributable to the City, plus (ii) the original aggregate principal amount of the Refunded Bonds, together with the then outstanding principal amounts of any “prior issues,” plus (iii) the capital expenditures made with respect to facilities in or attributable to the City by the Borrower or such other principal user of the Project Facilities or by any person related to the Borrower or such other principal user within a period of 36 months after the date of issuance of the Refunded Bonds, whether allocable or attributable to the Project Facilities or any other facility within or attributable to the City, all as such terms are used in Section 144(a) of the Internal Revenue Code of 1986, and regulations thereunder, did not exceed $10,000,000.

     (d) The Borrower did not use any portion of the proceeds of the Refunded Bonds and shall not use any portion of the proceeds of the Bonds to provide any private or commercial golf course facility, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard or ice skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility, racetrack, airplane, skybox, or other private luxury box, any facility primarily used for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off premises, and the Borrower does not expect that the Project Facilities, or any part thereof, will be used for any of such purposes.

     (e) The Borrower used less than 25 percent of the proceeds of the Refunded Bonds either directly or indirectly to finance the acquisition of land (or any interest therein), and used not more than 25 percent of the proceeds of the Refunded Bonds and of the Refunded Bonds to provide a facility the primary purpose of which is retail food or beverage service, automobile sales or service, or the provision of recreation or entertainment, and the Borrower does not expect that the Project Facilities, or any portion thereof, shall subsequently be used primarily for any of such purposes.

     (f) None of the proceeds of the Refunded Bonds were used for the acquisition of any existing building or other used property, unless at least 15 percent (or in the case of a structure other than a building 100 percent) of the cost of acquisition of such existing property financed by proceeds of the Refunded Bonds was spent for rehabilitation expenditures, within the meaning of Section 147(d) of the Internal Revenue Code, within two years of the date of acquisition or, if later, the date of issuance of the Refunded Bonds.

     (g) The aggregate outstanding amount of tax-exempt facility-related bonds allocated to the Borrower (including related persons) or any other principal user of the Project Facilities (including related persons) when added to the aggregate amount of the Series 2004 Bonds allocated to the Borrower (including related persons) or such other principal user (including related persons), all as such terms are defined in Section 144(a) of the Internal Revenue Code of 1986 (or the applicable predecessor Section of the Internal Revenue Code of 1954, as amended prior to the enactment of the Tax Reform Act of 1986), does not exceed $40,000,000.

     (h) The Borrower is not a principal user, nor related to any principal user, of any facilities other than the Project Facilities within the City which were acquired in whole or in part, directly or indirectly, by the issuance of tax-exempt bonds which are outstanding on the date hereof, within the meaning of Section 144 of the Internal Revenue Code of 1986 and regulations thereunder. No tax-exempt bonds issued with respect to the Project Facilities are outstanding as of the date hereof except for the Refunded Bonds.

     (i) The weighted average maturity of the Series 2004 Bonds does not exceed 120% of the average weighted economic life of the Project Facilities.

     (j) The weighted average maturity of the Series 2004 Bonds does not exceed the remaining weighted average maturity of the Refunded Bonds.

     (k) The original principal amount of the Series 2004 Bonds is in an amount not greater than the current outstanding principal amount of the Refunded Bonds. The principal amount of the Series 2004 Bonds is not larger than the amount necessary to cause the Refunded Bonds to be redeemed in whole, in accordance with the provisions of the Prior Indenture and in accordance with the provisions hereof. The entire gross proceeds of the Series 2004 Bonds ($5,630,000) are to be expended solely for the payment and discharge on the Call Date of the outstanding principal amount of the Refunded Bonds. The Refunded Bonds will be redeemed in whole within 90 or fewer days from the date of issuance of the Series 2004 Bonds.

     Section 6.2 MACRS Information. The cost of Modified Accelerated Cost Recovery System (“MACRS”) (within the meaning of Section 168 of the Code) assets comprising the Project and the cost of land and other property, all of which have been or will be financed or refinanced with the proceeds of the Bonds is as follows:

     (a) Buildings

     (b) Site Improvements

     (c) Fixtures

     (d) Equipment and Furnishings

     (e) Land

     Section 6.3 The cost of the aforementioned assets will be recovered using the straight line method over the applicable recovery periods, or pursuant to such other method as may be required by the Code.

ARTICLE VII

DEFINITIONS

     “Agreement” means this Tax Exemption Agreement.

     “Bond Counsel” means Dorsey & Whitney LLP, or any other nationally recognized firm of attorneys experienced in the field of municipal bonds whose opinions are generally accepted by purchasers of municipal bonds.

     “Closing” or “Closing Date” means August 19, 2004.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Commingled Fund” means any fund or account containing both Gross Proceeds and an amount in excess of $25,000 that are not Gross Proceeds if the amounts in the fund or account are invested and accounted for, collectively, without regard to the source of funds deposited in the fund or account. An open-ended regulated investment company under Section 851 of the Code is not a Commingled Fund.

     “Control” means the possession, directly or indirectly through others, of either of the following discretionary and non-ministerial rights or powers over another entity:

     (a) to approve and to remove without cause a controlling portion of the governing body of a Controlled Entity; or

     (b) to require the use of funds or assets of a Controlled Entity for any purpose.

     “Controlled Entity” means any entity or one of a group of entities that is subject to Control by a Controlling Entity or group of Controlling Entities.

     “Controlled Group” means a group of entities directly or indirectly subject to Control by the same entity or group of entities, including the entity that has the Control of the other entities.

     “Controlling Entity” means any entity or one of a group of entities directly or indirectly having Control of any entities or group of entities.

     “Dated Date” means August 1, 2004

     “External Commingled Fund” means a Commingled Fund in which the Issuer, the Borrower, and all members of the same Controlled Group as the Issuer or the Borrower own, in the aggregate, not more than ten percent of the beneficial interests in such fund.

     “Gross Proceeds” means (a) Sale Proceeds, (b) all amounts in the Bond Fund and the Project Fund, (c) any other Replacement Proceeds, (d) any transferred proceeds (as defined in Section 1.148-9 of the Regulations or applicable provisions of prior law) of the Bonds and (e) amounts actually or constructively received from the investment and reinvestment of amounts described above.

     “Guaranteed Investment Contract” includes (i) any investment that has specifically negotiated withdrawal or reinvestment provisions and a specifically negotiated interest rate and (ii) any agreement to supply investments on two or more future dates (e.g., a forward supply contract).

     “Investment Property” means any security, obligation (other than a tax-exempt obligation unless such tax-exempt obligation is a “specified private activity bond” within the meaning of Section 57(a)(5)(C) of the Code), annuity contract, or any other investment-type property.

     “Nonpurpose Investment” means any Investment Property in which Gross Proceeds of the Bonds are invested.

     “Regulations” means United States Treasury Regulations (including Temporary Regulations) associated with the tax-exempt bond provisions of the Code.

     “Replacement Proceeds” means (a) amounts in Bond Funds, redemption funds, reserve funds, replacement funds or any similar funds, to the extent reasonably expected to be used directly or indirectly to pay principal or interest on the Bonds, or amounts due under the Loan Agreement, (b) any amounts for which there is provided, directly or indirectly, a reasonable assurance, in substance, that the amount will be available to pay principal or interest on the Bonds or, amounts due under the Loan Agreement, if the Borrower encounters financial difficulties, including any liquidity device or negative pledge to the extent described in Section 1.148-1(c)(3)(ii) of the Regulations and (c) any other amounts treated as replacement proceeds under Section 1.148-1(c) of the Regulations.

     “Sale Proceeds” means amounts actually or constructively received from the sale of the Bonds, including (a) amounts used to pay underwriters’ discount or compensation and accrued interest, if any, other than accrued interest for a period not greater than one year before Closing but only if it is to be paid within one year after Closing and (b) amounts derived from the sale of any right that is part of the terms of a bond or is otherwise associated with a bond (e.g., a redemption right).

     “Tax-Exempt Obligations” means (i) obligations described in Section 103(a) of the Code, the interest on which is not includable in the gross income of the owner thereof for federal income tax purposes and is not an item of tax preference for purposes of the alternative minimum tax imposed by Section 55 of the Code, (ii) interests in regulated investment companies to the extent that at least 95 percent of the income to the holder of the interest is interest on which is not includable in the gross income of any owner thereof for federal income tax purposes and is not an item of tax preference for purposes of the alternative minimum tax imposed by Section 55 of the Code or (iii) certificates of indebtedness issued by the United States Treasury pursuant to the Demand Deposit State and Local Government Series Program described in 31 CFR part 344.

     “Underwriter” means Northland Securities, Inc.

     “Yield” or “yield” means that discount rate which when used in computing the present value of all payments of principal and interest paid and to be paid on an obligation (using semiannual compounding on the basis of a 360-day year) produces an amount equal to its purchase price, including accrued interest. For this purpose, fees for qualified guarantees and payments made or received on qualified hedges, as those terms are defined in Treasury

Regulations Sections 1.148-4(f) and 1.148-4(h)(2), respectively, are taken into account in computing yield on the Bonds.

     “Yield Reduction Payment” means a rebate payment or any other amount paid to the United States in the same manner as rebate amounts are required to be paid or at such other time or in such manner as the Internal Revenue Service may prescribe that will be treated as a reduction in Yield with respect to an investment.

ARTICLE VIII

CONCERNING THE TRUSTEE

     Section 8.1 Trustee Charges and Expenses; Other Expenses. The Borrower hereby agrees to pay to the Trustee all reasonable fees, charges, and expenses of such Trustee charged or incurred in connection with its services hereunder and any payments due the Trustee under Section 8.3 hereof, including reasonable legal fees and expenses of agents such as accountants employed in connection with this Agreement. The Borrower shall pay all reasonable fees, charges, and expenses of the Issuer incurred in connection with this Agreement.

     Section 8.2 Resignation and Removal of the Trustee. The Trustee at the time acting hereunder may at any time resign from the trusts created by this Agreement by giving written notice to the Issuer and the Borrower as provided in the Indenture.

     The Trustee shall, upon the written request of the Borrower, execute and deliver an instrument transferring to its successor Trustee all the estates, properties, rights, powers, and trusts of such predecessor hereunder; and every predecessor Trustee shall deliver all securities and moneys held by it as Trustee hereunder to its successors.

     Any corporation or association into which the Trustee may be merged or converted, or with which it may be consolidated, or to which it may sell or transfer its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation, or transfer to which such Trustee or any successor to it shall be a party, provided such corporation or association is eligible under the Indenture to the Trustee, shall be and become the successor Trustee hereunder and vested with all the trusts, powers, discretions, immunities, privileges, and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed, or conveyance on the part of any of the parties hereto, unless otherwise required by law.

     Section 8.3 Acceptance. The Trustee shall accept the trusts imposed upon it by this Agreement and agree to perform said trusts, but only upon and subject to the express terms and conditions stated in the Bond Indenture.

     The Trustee shall not be under any liability for interest on any moneys received hereunder except as provided in this Agreement with respect to the continuous investment of funds and except as may otherwise be agreed upon.

     When any consent or other action by the Trustee is called for pursuant to this Agreement, it may defer such action pending such investigation or inquiry or receipt of such supporting evidence as it may require. The Trustee shall be entitled to reimbursement for expenses reasonably incurred and advances reasonably made, with interest, in the performance of its obligations hereunder. Notwithstanding anything to the contrary herein, absent negligence or willful misconduct, the Trustee shall not be liable to the Issuer or the Borrower or any Bondholders for any action taken or not taken hereunder.

     The Trustee will take such further action as the Borrower or the Issuer may direct in order to comply with the rebate requirements contained in Section 148(f) of the Code.

ARTICLE IX

MISCELLANEOUS

     Section 9.1 Termination; Interest of the Borrower and Issuer in Rebate Fund. This Agreement shall terminate if (a) the Trustee shall have filed with the Issuer and the Borrower a written notice of termination of this Agreement, which notice shall contain a certification that the Bonds have been fully paid and retired, (b) all amounts due to the Trustee under Section 8.1 hereof shall have been paid to the Trustee and (c) all amounts remaining on deposit in the Rebate Fund, if any, shall have been paid to or upon the order of the United States. Notwithstanding the foregoing, the provisions of Section 3.2 hereof shall not terminate until the sixth anniversary of the date the Bonds are fully paid and retired. Termination of this Agreement shall not affect the provisions of Section 8.3 hereof with respect to the duties and liabilities of the Trustee.

     The parties hereto recognize that amounts, if any, on deposit in the Rebate Fund are held for payment to the United States Treasury. The foregoing notwithstanding, the Borrower and the Issuer shall be deemed to have an interest in such amounts to the extent such amounts represent amounts available to satisfy the obligation of the Issuer and the Borrower to rebate certain amounts to the United States Treasury with respect to the Bonds.

     Section 9.2 No Common Plan of Financing. Within 15 days of the Closing Date, neither the Issuer, the Borrower nor any member of the same Controlled Group of which the Issuer or the Borrower is a member has sold or delivered (nor will either the Issuer, the Borrower or any member of the same Controlled Group of which the Issuer, or the Borrower is a member sell or deliver within 15 days after the date hereof) any other tax-exempt obligations that are reasonably expected to be paid out of substantially the same source of funds as the Bonds.

     Section 9.3 No Sale of Project. No portion of the property financed with proceeds of the Bonds is expected to be sold or otherwise disposed of prior to the last maturity of the Bonds, except as otherwise provided in the Loan Agreement unless:

     (a) prior to such sale, lease or other disposition the Borrower delivers to the Trustee and the Issuer an opinion of Bond Counsel to the effect that any such disposition will not adversely affect the validity of the Bonds or any exemption of the interest on the Bonds from federal income taxation to which such Bonds would otherwise be entitled, (b) prior to such sale, lease, or other disposition, there is delivered to the Trustee an Officer’s Certificate of the Borrower, stating that, in the judgment of such officer, (1) such property has become inadequate, obsolete, or worn out, (2) such property has been owned and used by the Borrower for a period not less than the reasonably expected economic life of the property as set forth herein, and (3) that any amounts received by the Borrower upon such disposition will be applied by the Borrower in such manner as will not adversely affect the validity of the Bonds or any exemption from federal income taxation to which the interest on the Bonds would otherwise be entitled, or (c) the Borrower provides the Trustee and the Issuer with an Officer’s Certificate of the Borrower, stating that (1) all sales, leases, or other dispositions in excess of the amount set forth above were made during the preceding 12-month period were of property that, in the judgment of such officer, had become inadequate, obsolete or worn out, (2) such property had been owned and used by the Borrower for a period not less than the reasonably expected economic life of the property as set forth herein and (3) that any amounts received by the Borrower upon such disposition shall be applied by the Borrower to acquire additional property useful to the Borrower. The Borrower agrees to apply the proceeds of any disposition referred to in a certificate of the type described in subsection (b) or (c) above as provided in such subsection and agrees that any property acquired with such proceeds shall be deemed to be property financed with the proceeds of the Bonds for the purposes of applying the provisions of the Loan Agreement. The Issuer may request that, in connection with the delivery of the certificate described in subsection (b) or (c) above, the Borrower, deliver an opinion of Bond Counsel to the effect that such disposition will not have an adverse effect on the validity of the Bonds or any exemption from federal income taxation to which the interest on the Bonds would otherwise be entitled.

     Section 9.4 Future Events. The Issuer, the Trustee, and the Borrower acknowledge that any changes in facts or expectations from those set forth herein may result in different yield restrictions or rebate requirements and agree that Bond Counsel will be contacted if such changes do occur.

     Section 9.5 Permitted Changes; Opinion of Bond Counsel. The yield restrictions contained in Section 5.2, or any other restriction or covenant contained herein need not be observed or may be changed if the Issuer, the Trustee and the Borrower receive an opinion of Bond Counsel to the effect that such noncompliance or change will not adversely affect the exclusion from gross income of interest on the Bonds for federal income tax purposes.

     Section 9.6 Severability. If any clause, provision or section of this Agreement is ruled invalid by any court of competent jurisdiction, the invalidity of such clause, provision or section shall not affect any of the remaining clauses, sections or provisions hereof.

     Section 9.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     Section 9.8 Notices. All notices, demands, communications and requests which may or are required to be given hereunder or by any party hereto shall be deemed given on the date on which the same shall have been mailed by registered or certified mail, postage prepaid, addressed to such parties at the addresses set forth in the Indenture and the Loan Agreement:

     Section 9.9 Successors and Assigns. The terms, provisions, covenants and conditions of this Agreement shall bind and inure to the benefit of the respective successors and assigns of the Issuer, the Borrower and the Trustee.

     Section 9.10 Heading. The headings of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

     Section 9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

     Section 9.12 Expectations. This Agreement is being executed by the Issuer to establish the expectations of the Issuer regarding the expenditure of the proceeds of the Bonds, pursuant to Section 148 of the Code and Section 1.148-2(b) of the Regulations. The Issuer and its signatory have made no independent investigation of the matters stated herein. The expectations of the Issuer described herein are based upon the provisions of the Loan Agreement and Indenture and upon the representations of the Underwriter and the Borrower as to the matters contained in this Agreement and in their certificates attached hereto. Nothing has come to the attention of the Issuer which would lead it to believe that any of the expectations described in this Agreement, and any of the expectations of the Borrower and Underwriter described in their respective certificates, are not reasonable or correct. No facts, estimates, conditions or circumstances that would materially alter the expectations described in this Agreement are known to the Issuer.

     IN WITNESS WHEREOF, City of Chaska, Minnesota has caused these presents to be executed in its name by a duly authorized officer thereof all as of the Closing Date.

CITY OF CHASKA, MINNESOTA

By:	/s/ DAVE POKORNEY

City Administrator

[Signature Page to Tax Exemption Agreement by and between the
City of Chaska, Minnesota, Wells Fargo Bank, National Association, as Trustee,
and Lifecore Biomedical, Inc.]

     IN WITNESS WHEREOF, the Trustee has caused these presents to be executed all as of the Closing Date.

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
as Trustee

By:	/s/ MARTHA K. EARLEY

Its Assistant Vice President

[Signature Page to Tax Exemption Agreement by and between the
City of Chaska, Minnesota, Wells Fargo Bank, National Association, as Trustee,
and Lifecore Biomedical, Inc.]

     IN WITNESS WHEREOF, the Borrower has caused these presents to be executed all as of the Closing Date.

LIFECORE BIOMEDICAL, INC.

By:	/s/ DENNIS J. ALLINGHAM

Its President and Chief Executive Officer

[Signature Page to Tax Exemption Agreement by and between the
City of Chaska, Minnesota, Wells Fargo Bank, National Association, as Trustee,
and Lifecore Biomedical, Inc.]

EXHIBIT A

AVERAGE ECONOMIC LIFE

				Adjusted		Adjusted
	Economic	Prior	Future	Economic		Economic Life
Type of Asset	Life(1)	Years(2)	Years(3)	Life(4)	Asset Cost(5)	x Asset Cost(6)
Building	40	13.25	N/A	26.75	$5,573,000	149,077,760

TOTAL
* Average economic weighted life.

(1)	The “Economic Life” of an asset is expressed in years and is the longer of (1) reasonably expected economic life of the asset, or (2) the “midpoint life” under the Asset Depreciation Range (“AOR”) system, as set forth in Revenue Procedure 77-10, 1977-1 C.B. 548, as superseded by Revenue Procedure 83-35, 1983-1 C.B. 745, where applicable, and the “guideline lives” under Revenue Procedure 62-21, 1962-2 C.B. 418, in the case of structures.

(2)	This applies only if the asset has already been placed in service as of the date hereof. The term “Prior Years” refers to the number of years prior to the date hereof that an asset was placed in service.

(3)	This applies only if the asset has not yet been placed in service as of the date the Bonds are issued. The term “Future Years” refers to the number of years after the Closing Date that an asset is expected to be placed in service.

(4)	The “Adjusted Economic Life” of an asset is equal either to the Economic Life minus Prior Years or the Economic Life (for Future Years), whichever is applicable.

(5)	The term “Asset Cost” refers to the purchase price of the asset to the Borrower.

(6)	The product of the Adjusted Economic Life and Asset Cost.

     The “average reasonably expected economic life” of the Project Facilities financed or refinanced by the Bonds is 26.75 years which is computed by dividing the total product of Adjusted Economic Life and the Asset Cost, or $149,077,750 by the total Asset Cost for assets so financed or refinanced, or $5,573,000. For this purpose, the reasonably expected economic life of each asset has been determined as of the later of (i) the Closing Date, or (ii) the date on which such asset is expected to be placed in service.

A-1

EXHIBIT B

UNDERWRITER’S CERTIFICATE AND

RECEIPT FOR BONDS

        I, the undersigned, a duly qualified and acting officer of Northland Securities, Inc. (the “Underwriter”), hereby acknowledge that on the date hereof, upon payment of the purchase price therefor, I received on behalf of the foregoing the fully registered bonds generally described as the $5,630,000 City of Chaska, Minnesota Variable Rate Demand Purchase Revenue Bonds (Lifecore Biomedical, Inc. Project), Series 2004 (the “Bonds”).

        In such connection, I hereby certify, as follows:

1.	The Underwriter, Lifecore Biomedical, Inc. (the “Borrower”) and the City of Chaska, Minnesota (the “Issuer”) executed on August 19, 2004 a Bond Purchase Agreement (the “Purchase Agreement”) in connection with the Bonds. The Purchase Agreement has not been modified since its execution.

2.	The Underwriter hereby confirms that the first offering price at which all of the principal amount of the Bonds has been placed is equal to the par amount of the Bonds. The initial offering price of the Bonds to the public (excluding bond houses, brokers and other intermediates) was equal to 100% of the principal amount of the issue, determined without regard to administrative costs incurred in the issuance of the Bonds (such as underwriting, legal and accounting fees). A substantial amount of the Bonds of each maturity was sold at the initial offering price to the initial purchasers of the Bonds (excluding bond houses, brokers and other intermediaries).

3.	The Underwriter has not and will not receive any compensation with respect to or related to the issuance of the Bonds in excess of the Underwriter’s fee (except for a fee in the first six months as the Remarketing Agent equal to one-eighth of one percent per annum of the aggregate outstanding principal amount of Bonds, which shall be prorated for the period from closing to February 1, 2005).

4.	The initial Variable Rate (as set forth in Section 2.02(c) of the Indenture) set by the Remarketing Agent for each of the Bonds is % and represents the lowest rate that enabled such Bond to be marketed at par on the date hereof.

B-1

5.	If the Bonds were not secured by the Letter of Credit, the interest rates at which the Bonds could be sold or remarketed would be materially adversely affected.

6.	Payment of the principal of and interest on the Bonds at the stated maturities thereof is secured by the Letter of Credit issued by M&I Marshall & Ilsley Bank (the “Bank”). Based upon our experience, the fees charged by the Bank for the Letter of Credit is a reasonable charge for the transfer of the credit risk with respect to the Bonds to the Bank and does not represent in whole or in part direct or indirect payments for a cost, risk or other element that is not customarily borne by a credit facility provider providing similar credit enhancement for the payment of principal of and interest on tax-exempt bonds. The present value of such fees paid is less than the present value of the interest to be saved as a result of the security afforded by the Letter of Credit. In determining the present value savings, the expected yield on the Bonds (determined without regard to costs of issuance of the Bonds) has been used as the discount rate.

7.	The Remarketing Agent is required to use its best efforts to remarket Bonds that are tendered for purchase and not retired.

8.	The Underwriter has calculated the weighted average maturity of the Bonds to be 9.181 years.

9.	The Bonds have been offered and sold by the Underwriter solely to institutional investors in transactions that are exempt from registration under the Securities Act of 1933, as amended.

        All terms not defined herein shall have the same meanings as in the Tax Exemption Agreement dated as of August 1, 2004 among the Issuer, the Borrower and Wells Fargo Bank, National Association, as trustee.

     Dated: August      , 2004

NORTHLAND SECURITIES, INC.

By:

B-2

EXHIBIT C

August __, 2004

City of Chaska, Minnesota
Chaska, Minnesota

Wells Fargo Bank, National Association,
   as Trustee
Minneapolis, Minnesota

Lifecore Biomedical, Inc.
Chaska, Minnesota

Re:	$5,630,000 Variable Rate Demand Purchase Revenue Bonds
(Lifecore Biomedical, Inc. Project), Series 2004
City of Chaska, Minnesota
(the “Bonds”)

Ladies and Gentlemen:

     We have acted as Bond Counsel in connection with the issuance on this date of the above-referenced Bonds (the “Bonds”). In a Tax Exemption Agreement delivered by each of you this date (the “Tax Agreement”), the City of Chaska, Minnesota (the “Issuer”), Wells Fargo Bank, National Association, as trustee (the “Trustee”) and Lifecore Biomedical, Inc. (the “Borrower”) have agreed to comply with the arbitrage rebate requirements of Section 148 of the Internal Revenue Code of 1986. The purpose of this letter is to set out generally the rules that you must follow to comply with the Tax Agreement. This letter does not describe how to actually compute the amount to be rebated to the United States, and due to the complexity involved, the computation will, in all likelihood, require consultation with an expert.

     The Internal Revenue Service has issued final regulations relating to arbitrage and rebate matters. This letter is based on these regulations which are subject to change in the future. Such changes may require further recalculation of rebate amounts. For these reasons, it is very important for you and your tax advisors to keep abreast of developments in this area.

     The following advice is based on factual information contained in the Tax Agreement. If the facts or expectations stated therein change, please call us to determine whether this results in a change in the following rules. Please note that the rules governing permissible yield on investments set forth in the Tax Agreement are in addition to the rebate rules, and although you might be allowed to earn a yield in excess of Bond Yield under the yield rules, such excess may still be required to be rebated. In some cases, the payment of rebate may assist in compliance with the yield restriction requirements. Thus, rebate compliance and yield restriction may, in certain circumstances, operate together rather than independently. In any case, rebate compliance is essential to the maintenance of the tax exemption of interest on the Bonds even if no amounts are subject to yield restriction. Terms not defined herein shall have the meanings set forth in the Tax Agreement. Yield is defined in Article VII of the Tax Agreement.

     General Rule. Except in the case of certain exceptions as summarized below, every five years and at the final retirement of all of the Bonds, you must compute and pay (as described below) to the United States the difference (the “Excess Earnings”) between the amount earned on all investments and reinvestments of Gross Proceeds (as defined in the Tax Agreement) of the Bonds (“Actual Earnings”) and the amount that would have been earned if Gross Proceeds had been invested at the Bond Yield (the “Allowable Earnings”). Earnings to be taken into account are not determined under normal tax accounting principles. In addition to taking into account earnings received (either actually or constructively), receipts with respect to investments that have not been liquidated are computed by assuming that such investments are, in essence, converted to cash as of each computation date (as such dates are described below). The “cash value” of investments determined in this manner is subject to many special rules. Under many circumstances, the “market value” of an investment may be used. The application of these rules is complex and in all likelihood will require consultation with an expert.

     To properly plan for the eventual payment of rebate to the United States, we suggest that you make annual calculations estimating rebate liability. The Indenture establishes a Rebate Fund into which you may also wish to deposit annual estimates of rebate liability so that the payment to the United States may be made from amounts set aside. Federal tax law does not, however, require such set asides. In any event, we strongly encourage you to make an annual estimate of the rebate liability. The calculations can be lengthy and often produce surprising results. Experience indicates that the calculation is far more difficult as the period of time for which the calculation is being performed increases.

     Phantom Income. With certain exceptions, amounts paid for administrative costs are not treated as increasing earnings for purposes of rebate calculations. Administrative costs that do not increase earnings are reasonable, direct administrative costs, other than carrying costs, and generally include brokerage commissions for the purchase of investment agreements (but only to the extent that the commission does not exceed the present value of annual payments equal to 0.05 percent of the weighted average amount reasonably expected to be invested per year) and separately stated brokerage or selling commissions (but not legal and accounting fees), record keeping, custody and similar costs and expenses.

     Computation Dates. Each calculation of Excess Earnings should be made as of a “Computation Date.” The Computation Date should be the same date in each calendar year (except that the final Computation Date should be the date on which all of the Bonds are actually retired). As indicated above, a Computation Date is required at least every five years. The first Computation Date must be on or before the fifth anniversary of the issuance of the Bonds. Each Computation Date, other than the Final Computation Date, is the end of a bond year. A bond year ends on any date within one year of the issuance of the Bonds that you choose. In the Tax Agreement you have chosen the date immediately prior to the anniversary date of the Dated Date of the Bonds.

     Except as provided below, on a variable yield issue such as the Bonds, Excess Earnings are computed for the period of time between Computation Dates (or from the date of issue of the Bonds in the case of the first Computation Date) by calculating Allowable Earnings based on the Bond Yield for the Bonds for that period of time and comparing it with Actual Earnings for the same period. Once calculated for each such period, rebate for that period cannot change—i.e., a snapshot for that period is taken and it never changes. Prior to the first date on which a rebate payment is required, you may choose to treat the end of any bond year as a Computation Date for purposes of the snapshot approach. After such date, you must consistently treat either the end of each bond year or the end of each fifth bond year as Computation Dates, and you may not change these Computation Dates after the first required rebate payment date.

     Bond Yield. For variable yield issues such as the Bonds, as discussed above, Bond Yield is computed as of each Computation Date for the period from the prior Computation Date (or from the date of issue of the Bonds in the case of the first Computation Date) to the current Computation Date, and it is based upon (i) the actual payments of principal and interest on the Bonds (including amounts treated as interest) and (ii) the assumed receipt on such date of an amount equal to the value of the outstanding Bonds. The rules for computing Bond Yield are quite complex and an expert should be consulted.

     Generally, upon conversion of a variable yield issue to a fixed yield issue the yield on the issue after the conversion date will be calculated under the fixed yield rules. Certain special rules and elections apply upon such a conversion and an expert should be consulted.

     Gross Proceeds. Gross Proceeds is defined in Article VII of the Tax Agreement. Based upon the facts and expectations presented in the Tax Agreement, the Gross Proceeds are all moneys and investments in the funds and accounts (regardless of where held) held by the Trustee under the Indenture other than the Bond Purchase Fund and the Rebate Fund. If, contrary to the expectations described in the Tax Agreement, moneys or investments are pledged or otherwise set aside for payment of principal of or interest on the Bonds, such amounts may also constitute Gross Proceeds.

     Universal Cap. Gross Proceeds will cease to be allocated to the Bonds (and will therefore be treated as if spent) if the amount of Gross Proceeds exceeds the outstanding amount of the Bonds (the “Universal Cap”). Although special rules are applicable in the case of discount bonds, the outstanding amount of bonds is roughly equal to the outstanding principal amount. Generally, but not always, the market value of investments is used to test the amount of Gross Proceeds. The Universal Cap may cause allocations on the second anniversary of the issue date and as of the first day of each bond year thereafter.

     Commingled Funds. Funds allocated to two or more issues, or containing amounts that are not Gross Proceeds of the Bonds and amounts that are Gross Proceeds of the Bonds (including, for example, parity reserve funds) in which amounts are invested collectively without regard to source of funds must be treated as commingled funds. Investment earnings on commingled funds must be allocated to the Gross Proceeds of the Bonds according to a consistently applied reasonable ratable allocation method. Such method, for example, may be based on average daily balances. Investments in commingled funds must generally be valued annually to properly allocate unrealized gain or loss to the Gross Proceeds of the Bonds. This mark to market requirement will generally not apply if the weighted average maturity of all investments held in the commingled fund during a particular fiscal year does not exceed 18 months, and does not apply to commingled debt service reserve funds.

     Bona Fide Debt Service Fund Exception to the General Rule. Based upon the information in the Tax Agreement, the Bond Fund is a bona fide debt service fund. If the earnings in the Bond Fund in a bond year (as described above under “Computation Dates”) is less than $100,000 in the aggregate, they will not be subject to the rebate requirement and you may keep such earnings for that year. If during such period earnings on these funds are $100,000 or greater, all such earnings will be subject to rebate. However, if the average annual debt service on the Bonds is no more than $2,500,000, you may treat these funds as satisfying the $100,000 limitation in each year. To the extent that the Bond Fund ceases to be a “bona fide debt service fund” as described in Section 2.2 of the Tax Agreement, some Bond Fund moneys may be subject to the rebate requirement (if this occurs, please call us for advice).

     Tax-Exempt Obligation Exception to the General Rule. To the extent that any Gross Proceeds are invested in Tax-Exempt Obligations (as defined in Article VII of the Tax Agreement), the earnings thereon would not be considered when calculating Excess Earnings. To the extent that 100% of Gross Proceeds are continually invested in Tax-Exempt Obligations, there would be no rebate requirement.

     Investment of Rebate Fund and Other Funds. Investments of moneys in the Rebate Fund and any other fund must be made in arm’s-length transactions in a manner that does not reduce the amount to be rebated to the United States. Investment decisions (other than the decision to invest in Tax-Exempt Obligations to avoid rebate) must be made on the basis of normal investment criteria of safety, yield and when the money will be needed. All interest rates and yields must be market rates and yields. Money must not be allowed to remain uninvested except for small amounts or for short periods of time, as provided in Section 3.3 of the Tax Agreement. Specific rules exist for certificates of deposit and investment agreements (including repurchase agreements) as set forth in Section 3.3 of the Tax Agreement.

     Rebate Payments. Within 60 days after the Computation Date that is the end of the fifth bond year and every fifth bond year thereafter, at least 90% of the Excess Earnings and all earnings on the Excess Earnings (net of an appropriate credit, which depends on whether unexpended Gross Proceeds continue to exist) must be paid to the United States. Within 60 days of final payment of principal of and interest on the Bonds to the Bondholders, all Excess Earnings and all earnings on the Excess Earnings (net of the credit) must be paid to the United States.

DORSEY & WHITNEY LLP

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